EXHIBIT (a)(5)(lviii)

PeopleSoft Customers: Second Town Hall Meeting Wednesday, September 3, 2:00PM PDT

As part of our continuing outreach to discuss Oracle’s commitment to PeopleSoft customers and to address questions, Oracle is hosting the second in a series of PeopleSoft customer Town Hall meetings on Wednesday, September 3. This will be an opportunity to interact with Oracle Executive Vice Presidents Chuck Phillips and Mike Rocha. Mr. Rocha will be available to elaborate on Oracle’s planned enhancements to PeopleSoft customer support and to discuss the mechanics for a smooth transition.

Oracle looks forward to answering your questions with straight talk. Please submit your questions before or during the Town Hall meeting as detailed below. If we are unable to address your questions during the meeting, answers will be provided shortly thereafter.

1.    Date and Time

ð Wednesday, September 3, 2:00PM PDT

2.    Listen to the September 3 Town Hall meeting

ð Dial +1-877-531-9176 (toll free in the US) or +1-484-630-5269, and give password “Town Hall.”

ð Hear ➢ the Town Hall meeting via the internet.

3.    Submit a question to be answered

ð Send your questions to townhall@oracle.com. All questions will be presented anonymously.

ð Send your questions real-time during the town hall meeting. This will be available starting 15 minutes before the presentation.

First Town Hall Meeting: Thursday, July 17

Oracle hosted the first Town Hall meeting on July 17. Chuck Phillips took the opportunity to discuss Oracle’s commitment to PeopleSoft customers (PDF, 40k) as well as expanded on topics that customers request that he address. Listen ➢ to the July 17 Town Hall meeting.

☐	Oracle Says, We’ll Support You, Forbes.com, July 17, 2003

☐	Oracle’s Phillips:Co In For ‘Long Haul’ On PeopleSoft Buy, Dow Jones Newswires, July 17, 2003

☐	Oracle fields PeopleSoft customers’ questions in online meeting, SearchCRM.com, July 17, 2003

☐	Oracle to PeopleSoft Customers: We’ll Support You, internet.com, July 17, 2003

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